EXHIBIT 99.2

CORPORATE PARTICIPANTS

Jack Jancin Helen of Troy Limited - SVP of Corporate Business Development

Julien Mininberg Helen of Troy Limited - CEO

Brian Grass Helen of Troy Limited - CFO

CONFERENCE CALL PARTICIPANTS

Jason Gere KeyBanc Capital Markets - Analyst

Bob Labick CJS Securities - Analyst

Steph Wissink Piper Jaffray - Analyst

Steve Friedman Wells Fargo Securities, LLC - Analyst

PRESENTATION

Operator

Good day and welcome to the Helen of Troy Limited third-quarter 2015 earnings call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Jack Jancin, Senior Vice President of Corporate Business Development. You may begin.

Jack Jancin - Helen of Troy Limited - SVP of Corporate Business Development

Good afternoon, everyone, and welcome to Helen of Troy’s third-quarter FY15 earnings conference call. The agenda for the call this afternoon is as follows. I will begin with a brief discussion of forward-looking statements; Mr. Julien Mininberg, the Company’s CEO, will comment on the financial performance during the quarter and progress on key priorities; then Brian Grass, the Company’s CFO, will review the financials in more detail and update you on the Company’s outlook for FY15; following this, Mr. Mininberg and Mr. Grass will take questions you have for us today.

This conference call may contain certain forward-looking statements that are based on Management’s current expectation with respect to future events or financial performance. Generally, the words anticipates, believes, expects, and other similar words identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from the actual results.

This conference call may include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The Company cautions listeners to not place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the conference call over to Mr. Mininberg, I’d like to inform all interested parties that the copy of today’s earnings release has been posted on the Company’s website at www.hotUS.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be assessed by selecting the Investor Relations tab on the Company’s home page and then the News tab. I will now turn the conference call over to Mr. Mininberg.

Julien Mininberg - Helen of Troy Limited - CEO

Thank you, Jack. Good afternoon, everyone, and welcome to our third-quarter FY15 earnings conference call. Introducing the call today was Jack Jancin. Jack is our Senior Vice President for Corporate Business Development, newly appointed in that role. Jack plays a key role in evaluating our acquisition opportunities; most recently he did so on Healthy Directions. He’s now taking on an Investor Relations role as well, where he will assist Brian Grass and myself in communicating with investors and analysts. Jack has been with Helen of Troy for 12 years and has a strong familiarity with our businesses.

Now turning to our results, we’re very pleased to report double-digit increases in sales and net income in the third quarter. Total sales grew 14.4%, including growth of 4.3% in our core business. Improving organic growth has been an area of heavy emphasis for us. Two of our three core operating segments grew, driven by improved retail trends, a favorable response to new product introductions, strong retail execution, and positive sell-through.

While our Personal Care segment sales declined by 4.3% compared to the year-ago period, this represents an improvement from the double-digit decline we experienced in the first two quarters of the fiscal year. We are making progress in this business as we lay the groundwork for stabilization.

Our newly acquired Healthy Directions business continues to perform in line with our expectations and we remain excited by the growth and diversification opportunities this segment offers. We are exploring opportunities that use Healthy Directions’ direct-to-consumer capabilities in our other business units, as well.

Looking at our three strategic priorities for FY15, we continued to make progress in this past quarter. Let me update you now on each of those. On our first objective of building a winning organization and culture, the transformation work we began earlier this year in Shared Services and in our Personal Care segment has begun filtering through, now with improvements in leadership, quality, forecasting, and much more robust processes. We continue to be encouraged by the opportunities we have identified to leverage our scale and bring best practices to our entire organization through our Global Shared Services platform.

On our second objective, to accelerate and sustain organic growth, we saw good sales growth in Housewares of 15%, and in Healthcare and Home Environment of 6.8%, mostly behind new products. We’re making steady progress in our near- and long-term strategies to improve the financial performance of our Personal Care business, which is showing some signs of improvement.

While overall sales in Personal Care declined $6 million on a year-over-year basis during the quarter, $3.9 million of that decline was due to the European product distribution agreement in place during FY14 that did not continue into FY15 as we’ve discussed before. We have also stepped up new product introductions in other parts of Personal Care outside of our work to stabilize the appliance business. I am pleased that we began shipping new products during the third quarter on Brut, Sure, Pert Plus, and on Dr. Scholl’s.

On the appliance side, we are making strategic decisions to improve our product offerings and reduce our reliance on the more commoditized parts of this business in order to focus on higher return opportunities. For example, we will not continue distribution with a particularly low-margin piece of business in Canada, and are now working to replace that revenue with a new appliance category under the Dr. Scholl’s name that includes a higher-margin consumable.

That said, we still have work to do on fundamentals, such as branding, quality, and innovation in Personal Care. We continue to expect variability quarter-to-quarter as we go through the process of improving the performance of this business segment. We expect to see customer and consumer reaction beginning in FY16.

Our long-term strategy for both retail and professional appliances includes increased focus on innovation, based on in-depth consumer and competitive understanding. As previously discussed, this will take some time, as new product development cycles tend to run 18 months from idea to shelf. The several businesses in this segment are important to our overall cash flow, generating strong adjusted EBITDA of $49.1 million so far this fiscal year.

In our Healthcare and Home Environment segment, several new product introductions were well received by both our retail partners and by consumers. New pitchers, advertising and packaging for PUR; new Honeywell air purifiers; and new Febreze air purifiers helped to drive sales.

I’m pleased with the early performance of our new Braun thermometers, as well. Their launches coincided with the cold and flu season, and this year’s season, while it started slowly and below historical averages, began to trend upward toward the end of the quarter, particularly in pediatric fever, which has contributed to the growth of our thermometer business.

We’ve also recently seen upticks in other parts of the cold and flu symptom spectrum, which is improving our humidifier business, as well. As a reminder, last year’s cold and flu season was below historic averages. While recent trends are favorable, we have some ways to go as the season typically peaks in January and February and may extend past the end of our fiscal year.

In our Housewares segment, OXO’s strategy of expanding into adjacent categories continues to pay dividends. Categories such as tots showed growth of 36% year-over-year during the quarter. Additionally, we entered the cookware category with the first shipments of pots and pans by our licensee, The Cookware Company, during the quarter. International continues to be a growth driver for OXO, as well. OXO’s brand equity with both retailers and consumers, as well as its exciting pipeline of new products, provides further avenues for growth.

On our third objective, which is to continue to engage in shareholder-friendly policies, we’re making progress to drive shareholder value. Our business generates strong cash flow, allowing us to continue to leverage the organic growth potential of our existing businesses, while actively pursuing acquisition opportunities that are the right fit for us and would be accretive to bottom line. The strategic acquisition of Healthy Directions in June has contributed $63.1 million in revenue in the five months since we acquired that business, and has been accretive to profitability.

We also stepped up our investor outreach over the past quarter, including participation in several investor conferences. In terms of capital allocation, our strategy continues to be to use our strong cash flow and healthy balance sheet to invest in our core business first, search for accretive acquisitions, and then finally, return of capital to shareholders. With that, I’d like to turn the call over to Brian Grass.

Brian Grass - Helen of Troy Limited - CFO

Thank you, Julien. Good afternoon, everyone. I’d like to start my discussion by reviewing our third-quarter FY15 financial results from this afternoon’s press release, and then update our outlook for the full FY15. I would like to start by highlighting several items that impacted our results during the quarter.

The first item was a gain of $7 million, or $6.9 million after-tax, from the amendment of the trademark licensing agreement as referred to in the press release. Under the terms of the amendment, we relinquished the right to market Honeywell-branded portable air purifiers after December 31, 2015 in 12 selected developing countries, including China, in exchange for a one-time cash payment of $7 million, which was recorded as a gain in SG&A.

For the year-to-date ended November 30, 2014, sales into the relinquished markets accounted for 1% of the Healthcare/Home Environment segment’s total net sales and approximately 0.5% for the same period last year. We plan to market portable air purifiers in some of the relinquished markets, including China, under non-Honeywell branded trademarks.

This agreement does not affect our continuing rights to market Honeywell portable air purifiers in other countries, including the United States, Canada, Taiwan, and all European countries. For the other categories in which we license the Honeywell name, we remain the Honeywell global licensee under the same material terms as our previous agreement. The gain increased diluted EPS and adjusted diluted EPS by $0.24.

The second item was a decrease in our product liability estimates of $2.2 million, $1.3 million after tax, or $0.05 per diluted share. Third, we recorded tax benefits of $0.05 per diluted share in the third quarter of FY15. Finally, foreign currency exchange rate fluctuations reduced our reported net sales revenue by $2.8 million year-over-year. We also had net foreign currency exchange losses of $2.2 million recorded in SG&A for the third quarter of FY15, compared to a $200,000 benefit in the same period last year.

Now moving to my discussion. Consolidated sales revenue was $435.7 million for the quarter, a 14.4% increase over the prior-year period. Overall, our core business grew $16.5 million or 4.3% for the quarter, which includes the $2.8 million reduction from foreign currency fluctuations referred to previously.

The growth was led by a 15% increase in the Housewares segment and a 6.8% increase in our Healthcare/Home Environment segment. We estimate that $2 million to $3 million of OXO shipments shifted from Q4 to Q3 based on customer order flow. We continue to believe both segments will achieve growth rates in the mid-single-digits for the full fiscal year.

Healthy Directions contributed $38.5 million in sales during the quarter. While we did experience a sales decline in our Personal Care segment of 4.3%, or approximately $6 million, approximately $3.9 million of the decline was due to a European product distribution agreement in place during FY14, that did not continue into FY15, as Julien mentioned. In addition, approximately $1 million of the segment decline was due to foreign exchange. Recent fluctuations in foreign exchange rates against the dollar have increased the uncertainty of the impact on our ongoing results.

Consolidated gross profit was 41.6% of net sales, compared to 38.8% of net sales in the third quarter of FY14. The 2.8 percentage point improvement was due to a full quarter of operations of the Nutritional Supplement segment which had a favorable impact of 2.9 percentage points on the consolidated gross profit margin. The core business declined 0.1 percentage points, compared to the same period last year, due to product category mix changes.

SG&A was 26.7% of net sales, compared to 25.8% of net sales in the third quarter of FY14. The increase was primarily due to a higher relative SG&A ratio in the Nutritional Supplement segment, higher advertising and other marketing expenditures, and the net foreign currency exchange losses I mentioned previously. This was partially offset by the gain on the amendment of the Honeywell license agreement I discussed earlier, the decrease in our product liability estimates, and lower incentive compensation costs.

Operating income was $65 million compared to operating income of $49.4 million in the same period last year, reflecting sales growth, greater operating leverage, as well as the items I mentioned previously. Operating margin improved to 14.9% for the quarter, compared to 13% for the same period last year. The gain on the amendment of the license agreement contributed 1.6 percentage points of operating margin improvement.

Adjusted operating income, excluding non-cash share-based compensation and non-cash intangible asset amortization expenses, was $73.2 million, compared to $57.2 million in the same period last year. Income tax expense as a percentage of pre-tax income was 9.2% compared to 20% for the same period last year. The year-over-year comparison of our effective tax rate was primarily impacted by shifts in the mix of taxable income in our various tax jurisdictions. The effective tax rate was also impacted by tax benefits of $1.4 million recorded in the third quarter.

Net income was $55.4 million, or $1.92 per diluted share, on 28.8 million weighted average diluted shares outstanding. This compares to net income in the third quarter of FY14 of $37.5 million, or $1.16 per diluted share, on 32.5 million weighted average diluted shares outstanding. Adjusted income was $62.6 million, or $2.17 per diluted share, compared to $44.7 million, or $1.37 per diluted share, for the third quarter of FY14.

Now moving on to our financial position. At November 30, 2014, accounts receivable was $289.5 million, compared to $279.7 million at the same time last year. Receivable turnover was 64.4 days, compared to 65.5 days at the same time last year. Inventory increased $28.9 million to $318.8 million compared to $289.9 million at the same time last year, and reflects lower than expected sales in the first half of the fiscal year. We also made some opportunistic forward buys in advance of our heavy selling season. Inventory turnover was 2.6 times compared to 2.7 times for the same period last year.

Total short and long-term debt increased to $555.7 million at November 30, 2014, compared to $215.4 million at November 30, 2013. The increase primarily reflects borrowings incurred in conjunction with the repurchase of $278.3 million of common stock in the first quarter of FY15, and the acquisition of Healthy Directions for $195.9 million in the second quarter of FY15. We ended the quarter with a leverage ratio of approximately 2.5 times. Using the same EBITDA and today’s outstanding debt balance, our leverage ratio would be approximately 2.27 times.

Now I’d like to turn to our outlook for the current fiscal year. Please note that we have provided a reconciliation of FY15 projected GAAP diluted EPS to non-GAAP adjusted diluted EPS in our earnings release issued this afternoon. For FY15, we have revised our expectation upward to reflect the higher-than-expected third-quarter results.

We now expect net sales revenue, excluding Healthy Directions, in the range of $1.29 billion to $1.315 billion and GAAP diluted EPS in the range of $3.88 to $3.98, which includes after-tax non-cash asset impairment charges of $0.28 per share. We continue to expect projected sales and GAAP diluted EPS from Healthy Directions to be in the range of $100 million to $105 million, and $0.12 to $0.16, respectively, for the eight months included in our FY15 results.

We now expect consolidated net sales revenue, including Healthy Directions, in the range of $1.39 billion to $1.42 billion and GAAP diluted EPS in the range of $4 to $4.14. We now expect non-GAAP adjusted diluted EPS, excluding Healthy Directions, to be in the range of $5.01 to $5.11, which excludes after-tax non-cash asset impairment charges, intangible asset amortization expense, and non-cash share-based compensation expense.

We continue to expect non-GAAP adjusted diluted EPS for Healthy Directions to be in the range of $0.32 to $0.36, which excludes after-tax acquisition-related expenses, intangible asset amortization expense, and non-cash share-based compensation expense. We now expect consolidated non-GAAP adjusted diluted EPS, including Healthy Directions, to be in the range of $5.33 to $5.47.

The diluted EPS outlook is based on an estimated weighted average shares outstanding of 29 million for the full FY15, which includes the impact of the Dutch auction tender offer completed on March 14, 2014, as well as an additional buyback of $25.8 million in the first quarter of FY15 as previously disclosed. Further information concerning the FY15 outlook, including a reconciliation of FY15 projected GAAP diluted EPS to non-GAAP adjusted diluted EPS, is furnished in the table in the press release.

Our outlook assumes that the severity of the cold/flu season will be in line with historical averages. The likelihood and potential impact of any additional FY15 acquisitions, asset impairment charges, or share repurchases are unknown and cannot be reasonably estimated; therefore, they are not included in our sales and earnings outlook. With that, I’d like to turn the call back over to Julien for some closing remarks.

Julien Mininberg - Helen of Troy Limited - CEO

Thanks, Brian. As we look ahead, we expect our strategies to continue to drive value for shareholders. We remain focused on product innovation, investing in the most promising core businesses, and identifying new acquisition opportunities. We’re also driving efficiency through our new Shared Services platform and improvements in our culture. With that, I’d like to turn the call over to the operator to begin question-and-answer. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions)

We’ll take our first question from Jason Gere of KeyBanc.

Jason Gere - KeyBanc Capital Markets - Analyst

Good afternoon.

Julien Mininberg - Helen of Troy Limited - CEO

Hi, Jason.

Jason Gere - KeyBanc Capital Markets - Analyst

Couple of questions. The first question, just thinking about the momentum that you’ve had in the third quarter, and I do understand what you talked about with OXO, a little bit of pull-forward in there. But when I look at the guidance that you’ve provided, it just seems as if it would imply that margins would be somewhat flattish going into the fourth quarter.

So I was just wondering, can you lay out the puts and the takes, maybe, as we think about the fourth quarter? Just it seems like the retail environment is a little bit better and your new products are resonating well. So I was just wondering, to get into your cash EPS guidance, what’s implied for the fourth quarter, just wondering what maybe some of the drivers are on the margin side?

Brian Grass - Helen of Troy Limited - CFO

Yes, okay. Just to be clear, I want to make sure, are you asking the question more about sales growth or margin improvement?

Jason Gere - KeyBanc Capital Markets - Analyst

No, more about margins. Just I know it’s putting together the core business with Healthy Directions, but maybe if there’s anything on seasonality, just trying to get a better sense of — just trying to get into your EPS range, just implies very little margin expansion in the fourth quarter, and even excluding the gain that you had in the third quarter, you had some nice margin expansion this quarter. So just as a timing of advertising, promotions, just wondering if you could put a little bit of context around that?

Brian Grass - Helen of Troy Limited - CFO

Yes, you’re correct in that we’re not assuming significant a margin expansion in the fourth quarter and that’s driven by a lot of things. One is the retail environment did improve for the third quarter, but it’s a one-quarter trend at this point, so I don’t think we are comfortable including that into our ongoing results for the remainder of the year.

Also the recent fluctuations in foreign currency have caused some uncertainty as to the impact on our ongoing results and so that’s reflected there. The third thing is, the margin expansion you saw in the third quarter, that’s typically our highest volume quarter, and that’s where we will get the most operating leverage against our fixed costs. So for those three reasons, we’re comfortable staying with our original outlook in terms of margin for the fourth quarter.

Jason Gere - KeyBanc Capital Markets - Analyst

Okay. That’s great. Thanks for the clarity. Then the other question is just on Healthy Directions. I know that you intimated about maybe bringing some of the DTC thought process to some of the other units. But just having it under your belt for a number of months now, I was just wondering, what else do you think you can bring from Healthy Directions to the rest of the portfolio at this point? What are some of the ideas that you’re generating?

Julien Mininberg - Helen of Troy Limited - CEO

We’re six months in and so still a bit early, but we’ve got the list of test prospects at this point, and that’s why we’ve said in the comments that we’re exploring some possibilities with the other business units. I’ll give you an example or two of what’s in the test regimen, but wouldn’t want to make any statements about how the tests would implement because we’re not quite at that stage.

A couple of ones that make sense to us are around air purification, where the kinds of consumer that would be concerned about their health tend to be similar to the ones that are interested in the quality of their air. Water purification makes sense to us, as do blood pressure monitors, given the age bias of Healthy Directions is a bit older, and blood pressure monitors naturally trend a bit older, as well due to hypertensive incidents. Those are a couple that come to mind.

In the area of Housewares, there’s a few ideas, as well. OXO really stands for universal design, not age-oriented, so it cuts across. In fact, young consumers make up a very important part of the OXO franchise. So there it’s more about convenience, about excellence of design, and access to products that can help in daily and household tasks. These areas, that cut across two of our three other business units, attract our attention and what our intention is to begin a few tests over the course of FY16, see which ones get traction.

Something that will be important to us, as well, is to bring Healthy Direction’s pick, pack, and ship capability in-house. Over 2016, we’ll try do that, with the intention of having the products co-located, so that it’s easier to put those products into the orders for Healthy Directions consumers.

Then the last comment I’d make there is that the overall direct-to-consumer know-how of Healthy Directions is very appealing to the other business units. So learning how to create those databases more robustly and use them to generate consumer interest beyond just the normal cycle is attractive to us as an overall corporate capability.

Jason Gere - KeyBanc Capital Markets - Analyst

Great. Thank you so much for the insights. I’ll pass on to the next caller.

Operator

We’ll go next to Bob Labick of CJS Securities.

Bob Labick - CJS Securities - Analyst

Good afternoon. Happy new year.

Julien Mininberg - Helen of Troy Limited - CEO

Hi, Bob.

Bob Labick - CJS Securities - Analyst

Hi. Congratulations on a great start to the year.

Julien Mininberg - Helen of Troy Limited - CEO

Thank you.

Bob Labick - CJS Securities - Analyst

Wanted to start with Honeywell. The $7 million in — is that in the sales or just in the EBIT or not at all in HHE’s results? Where does it flow through?

Brian Grass - Helen of Troy Limited - CFO

Bob, it’s operating gain recorded as an offset in SG&A expense.

Bob Labick - CJS Securities - Analyst

Okay. And then on the segment level EBIT, it would just be in HHE?

Brian Grass - Helen of Troy Limited - CFO

Correct.

Bob Labick - CJS Securities - Analyst

Okay. Great. Understood. And then so, fantastic quarter there. HHE was the only place with good sales growth but not a ton of the margin expansion that you might expect to go with that. Is there a mix going on there or what’s holding back the margin once you adjust for that gain?

Brian Grass - Helen of Troy Limited - CFO

I would characterize it as a little bit of mix, and then the majority of it is investment in new product development and in marketing, and other — advertising and other marketing expenditures.

Julien Mininberg - Helen of Troy Limited - CEO

Yes, a lot of new products there this last couple of quarters, Bob. Those thermometers I mentioned, Febreze air purifiers, also new between last quarter and the one before it, which was Q2. Fair amount of investment in some pipeline for new products and then there’s other new air purifiers that came out earlier this year and are being invested in for the future.

These are examples. Some humidifier investment, as well. And then PUR, we’re making investments, as mentioned in the scripted comments, around new advertising, new packaging, and we’ve also just brought out a whole line of pitchers. There were investments in the molds and all of the go-to-market costs of bringing out an entire new line-up for that franchise.

Bob Labick - CJS Securities - Analyst

Okay. Great. Sounds like lots of good stuff to come from there. Over on OXO, even adjusting for some of the pull-forward that you talked about, still great growth on a tough comp. Can you talk about — you said tots had a good quarter. Was there an impact from cookware? Because I know that’s licensed. Or where is the rest of the growth coming from and how’s the outlook there?

Julien Mininberg - Helen of Troy Limited - CEO

I want to be clear on the license. It just shipped, by The Cookware Company, in the third quarter and we have no royalty revenue in the third quarter at this point, but we think it’s important because it allows us entry into a new category and will enhance our product extension capabilities in the future. The increase was really a function of successful Thanksgiving promotions at several key retailers and the new product introductions that we’ve done in the past and then good point-of-sale at retail, which has helped our sell-through.

Bob Labick - CJS Securities - Analyst

Okay. Great. And then on the Personal Care side, you did a very good job there on mitigating some of the slowdown, particularly when you adjust for the European distribution. What’s the timing? Where do you stand? I know that you’ve talked about stabilization. Just walk us through the next few steps and set expectations on when we should expect stabilization and then a resumption of growth?

Julien Mininberg - Helen of Troy Limited - CEO

Yes, sure. It will be a bumpy couple of quarters until we can smoothly say that we’ve become stable. We do see some encouragement in this quarter, that’s why we made those comments. But in terms of time line and setting expectations, I would say that over the next two or three quarters, we should see some signs of improvement. There might be an especially up one or an especially down one, so there may be some volatility.

There are also other factors that have nothing to do with our actions. Big customers that deal with their own inventory, or their own ends of fiscal year, that kind of thing, happens all the time. New products will come in during the course of the spring shelf resets, so think March, April, May, that time period, there will be some new products out.

And then in terms of things like packaging, branding, quality, these things that I mentioned in the earlier part of the call, there’s ongoing efforts on each of those. New packaging will start rotating in. We’ve made some quality improvements to two or three critical products over the last month or two that will start to ship, as well. And on the advertising front, we’re also improving some of our communication materials. So all this stuff is those next couple of quarters that I mentioned.

The longer-term innovation, that’s the 18-month comment I know people don’t like, but it does take time to really penetrate into consumers’ minds, really understand the competitive opportunities where there’s a miss or a chance for us to do better, and then test our own ideas, prototype them, and bring them all the way through the design, manufacture, and sell-in, let alone shipment and sell-out stage. That’s why it adds up to 18 months.

To summarize it, I would say, a couple of quarters from now, we should see some improvement, to your point about getting to call it stable. Over the next few quarters after that, if the new products start to hit in a productive way, I’m not going to promise growth yet, but just simply say it would be our intention to restore the excellence of the cash flow of that segment and to bring more new products online and be positioned at least for the chance to grow.

In terms of other parts of that business beyond the appliance, it’s very similar — more new products in the case of the liquids and lotions. You heard us mention Sure, Pert Plus, and Brut here, and we’re diversifying into some other categories beyond just the hair appliances with some efforts behind Dr. Scholl’s in the US and Canada.

So lots of ways to do this, but in the end it’s going to be the same, which is we’re shooting to get stable. In fact, as you yourself commented, if you adjust out that European comparison and the $1 million of foreign exchange-related that Brian talked about, much closer this quarter than those much more difficult double-digit declines that you saw in Q1 and Q2.

Bob Labick - CJS Securities - Analyst

Great. Last one, just a housekeeping question. The implicit guidance — or the explicit guidance for Q4, the tax rate for that and the full year tax rate? Because obviously this quarter it was a little lower, you mentioned mix and whatnot. Just trying to see where you’re expecting it for the year?

Brian Grass - Helen of Troy Limited - CFO

I would expect it to be maybe slightly lower than what we said in the past. We said 16% to 18%. I would say a normalized ongoing rate that we would be comfortable with at this point would be in the 15% to 17% range.

Bob Labick - CJS Securities - Analyst

Okay. For the — so that’s great, but then the full year would obviously be a lot higher than that, because you’ve been below it so far. — I mean, so the fourth quarter would be higher than that if that’s the full-year number?

Brian Grass - Helen of Troy Limited - CFO

That’s what I’m saying a normalized rate would be. I’m not saying what the full year will be because there are some items in there that are affecting it. I’m just saying what a normalized rate is to expect.

Bob Labick - CJS Securities - Analyst

Okay. Perfect. That’s great. Thanks very much.

Julien Mininberg - Helen of Troy Limited - CEO

Sure. You bet.

Operator

We’ll go next to Steph Wissink of Piper Jaffray.

Steph Wissink - Piper Jaffray - Analyst

Hi. Good afternoon, everyone. Congratulations on a great quarter.

Julien Mininberg - Helen of Troy Limited - CEO

Thanks, Steph.

Steph Wissink - Piper Jaffray - Analyst

Just a few questions. First, if I could just focus in on the inventory. You mentioned, Brian, in your remarks that lower sales in the first half have led to a bit of a higher inventory balance. Can you just give us some clarity around the health of that inventory balance between maybe splitting out the carryover versus some of the new product initiatives that you had in the third quarter?

Brian Grass - Helen of Troy Limited - CFO

Yes, we have no concerns about the health of the inventory. It really was a timing issue in our minds, and even looking currently to today, we’ve made a lot of improvements on reducing our overall inventory levels as a result of the sell-through that we’ve had. So I would I say I don’t have concerns about the health of the inventory.

Steph Wissink - Piper Jaffray - Analyst

Okay. That’s really helpful. And then just on the flu season, specifically, because it was a nice driver of some of the Healthcare and Home Environment growth we’ve seen, is it possible to quantify what you believe the severity of the season has added to the growth profile or how should we be thinking about the anniversarying effect if we go back to a more average season next year? How much should we attribute to just the severity of the seasonal effect this year?

Julien Mininberg - Helen of Troy Limited - CEO

I’m glad this comes up, and I know that people are often confused because they see the news and they see a spike, but it depends a lot on a few big factors. One is which kinds of symptoms are spiking. For example, the difference between fever that’s associated with a flu correlates heavily to thermometers, and that’s where we’ve seen a lot of strength actually all season long, this season.

Yet much earlier in the season, the cold and cough type of incidents, things more like congestion and stuff that’s more correlated to humidifiers was actually quite weak, so weak that it was actually below last year, which itself was below average, so a double weak in that regard. And my point about it is it makes it hard to do the extrapolations that you’re talking about year-on-year.

If that’s not enough, it gets a little more tricky actually, because when we sell a lot of those products into the trade ahead of the season, they’re done on a direct import basis with the assumption of a normal level of incidents. So at the early part of the season, it was actually fairly mild except for the fever-related, the sell-through was actually quite slow.

So if you’re making adjustments, I would say, for next year, if you’re assuming a normal season, then you should expect a pick-up in the up in the first part of the season, because that’s where there was weakness. You should probably expect less on the fever side because that’s where there’s been strength.

In terms of how much to attribute to it, I could caution, again, we sell a lot of that stuff in on the assumption of an average season in the beginning of the year so our customers already have it. People get very excited that there’s going to be all these new sales when they see the spike in the cold and flu incidents, but they don’t remember that all that stuff was sold in a couple of months earlier on the assumption it was average.

I’m sorry to confuse with the answer, but there are a few moving parts to it, and in the case of the pick-up that we saw, you’d say, well, if those things were already sold in, why did you see a pick-up at all? The answer is because fever, especially, has been strong all season long, in fact, not just above last year but above average and we had new thermometer products, so that’s been growing nicely for us.

Steph Wissink - Piper Jaffray - Analyst

Okay. That’s helpful. Maybe I’ll ask it one other way, maybe to think about the in-quarter in order flow that you saw, just based on sell-down or your conversion at retail, did you see a pick-up in the business that would imply that it was somewhat of an abnormal temperature and fever-related?

Julien Mininberg - Helen of Troy Limited - CEO

Yes, yes. What you’re trying to get at is, is there a short-term spike now? Because there’s just facts in the marketplace that say that’s true, and that is true. And that said, it averages over a number of months, which is what I’m trying to say, and there’s these other dynamics that were already mentioned.

So yes, we have seen a pick-up during Q3, especially the last four to six weeks of it, because that’s when the pick-up improved a bit. And then just now, in the news you see it today, there’s just an improvement in that incidence and it will help us. How much, I’m not sure. It depends on how much inventory there is in each particular kind and which symptoms tend to drive the purchase.

As a general rule, the more fever, the more thermometers, and the more congestion and cold type of symptoms, the more humidifiers. So as you tease apart those spiky numbers, that’s the way to look at it. And when you come to fever, the more children’s or pediatric fever that you see, the more thermometers especially, because moms and dads are out there with a sick kid and they’re worried about fever in a child. For adult fever, it tends not to correlate nearly as much because there’s already a thermometer in the house on account of the kid.

Steph Wissink - Piper Jaffray - Analyst

Okay. That’s great, Julien. Thank you. Last question would just be around Healthy Directions. I know we’re all learning this together but what should be the measures of performance and productivity that we should be asking you about? Is it the number of households receiving the mailers or conversion on those direct mailers, dollars per order? What measures of productivity do you look at that we should be asking you about, in terms of as that business grows over the next couple of years?

Julien Mininberg - Helen of Troy Limited - CEO

I’ll give you two or three and then we ourselves are new to watching the performance, so we’re going to learn a few tricks of the trade along the way, as we get more and more into it. But so far, I can tell you with confidence that the file size, or the new-to-file, in other words the growth in our database of files of consumers matters a lot. That measure of how many people are in the database, how big is that file, and how much is it growing, that one we watch, because that’s probably the biggest measure.

Another is how many of those consumers are buying on auto-delivery and auto-delivery has to do with whether they’ve signed up for an automatic replenishment of what they’ve bought or wait till they run out to buy something new. And then another one has to do with average order value, meaning that when the phone rings, whether it’s from a direct mail piece or the television or Internet or any other type of program that we run, what is the average order value, which helps gauge whether the script that we use taking those orders are effective in cross-selling or upselling. So there’s three examples right there.

Another one that might be worth taking a look at is the growth of the hero products or the ones that are the ones that we’re most investing behind. So for example, Dr. Sinatra and his cardiac products, Dr. Whitaker and his general wellness products, Dr. Williams and his probiotic or other types of products sold under his name. Those are three examples of the biggest heroes in that group. We call them heroes only because they’re the ones that get the most investment.

Steph Wissink - Piper Jaffray - Analyst

Great. Thanks, you guys. I’ll follow up after. Appreciate it.

Operator

(Operator Instructions)

We’ll go next to Steve Friedman of Wells Fargo.

Steve Friedman - Wells Fargo Securities, LLC - Analyst

Good afternoon, Julien, and like everyone, let me congratulate you on a fine quarter.

Julien Mininberg - Helen of Troy Limited - CEO

Hi, Steve.

Steve Friedman - Wells Fargo Securities, LLC - Analyst

Hi. I just have a few questions, some of them are have already been answered. One of the first callers had talked about margins and they had talked about flattening. I see you had increased the gross margin from 38.8% to 41.6% in the quarter. Is that a reasonable blended gross margin going forward with the full contribution from Healthy Directions?

Julien Mininberg - Helen of Troy Limited - CEO

Yes, you’re right that it’s largely driven by Healthy Directions. We also said that actually the core gross margin is slightly down. So 300 basis points is the total expectation on a full-year all-in basis from Healthy Directions. That’s why you’re getting to the numbers that you see.

Once it’s in our base fully at the end of the anniversary of its first year with us, then you should expect 300 basis points of lift from Healthy Directions. And then on the base business, I’ll let Brian comment because there’s some ups and downs in our core that move gross margin from there.

Brian Grass - Helen of Troy Limited - CFO

Yes, on the core business, we were essentially flat for the quarter, down slightly, 0.1 percentage point. And as Julien said, it’s a combination of things, mix shifts, product cost increases, and currency has an impact on that, as well. The currencies were negative for the quarter.

Steve Friedman - Wells Fargo Securities, LLC - Analyst

Okay. I understand that, but what I really was asking is a 41.6% or somewhere in that area a realistic to model from blended rate for the Company or could we trend a little higher as we get more into Healthy Directions and stabilize some of the core?

Julien Mininberg - Helen of Troy Limited - CEO

I’d say it’s a good place to start, would be my short answer. That said, could it get a little better? It’s really mix driven. For example, Healthy Directions is growing a little faster than the average of the Company and it has a higher gross margin, so you could see some natural upward tendency from that. OXO and Kaz have very different gross margins, one versus the other, and yet both are growing in the mid-single-digits, so you should expect about more of the same as the two of them grow in that rate.

On the Personal Care front, the stabilization efforts that you’re hearing a lot about should improve margin stability as opposed to a big mix help. That said, you have heard us have the courage to kill off some pieces of business or walk away from ones where we’re just not willing to deal with that level of commoditization and the low margins that go with it, so there might be a little natural uptick. That said, there, we’re investing a lot more in innovation so we’ll probably spend a lot of that money back, even if the gross margin expands because we want stability.

Steve Friedman - Wells Fargo Securities, LLC - Analyst

Okay. Thanks. That helps. Could you expand just a bit and maybe explain, maybe I missed it, but the $6.9 million after-tax benefit you had from the trademark amendment, maybe I missed something, but is there something with Honeywell that you’d be giving up on that amendment? Maybe you could expand on that just a bit?

Brian Grass - Helen of Troy Limited - CFO

Yes. We relinquished the right to market Honeywell-branded air purifiers in 12 countries, including China. A point we tried to make in our remarks is while that is an emerging market, it represents 1% of the Healthcare/Home Environment’s net sales for the nine months ended November 30, 2014. So that’s the reason we got the gain, is we gave up the rights to market air purifiers using the Honeywell name in those 12 markets. We do intend to market non-Honeywell branded air purifiers in some of those selected regions on our own.

Steve Friedman - Wells Fargo Securities, LLC - Analyst

Okay. So would you say the settlement or the gain will more than offset the loss of the humidifier sales where you’re giving up?

Julien Mininberg - Helen of Troy Limited - CEO

Just to be clear, it’s air purifiers rather than humidifiers, and in the case of the offset, it’s hard to predict. We were growing fast off of a very small base, as Brian is suggesting, within that Health and Home Environment segment, in China, in particular. The more than offset comment, the answer should be yes, and that said, it depends how quickly and smoothly our replacement brand comes to market, and that’s not totally settled yet, so it’s our intention to make as smooth a transition as possible.

As Brian mentioned in his comments earlier, we have the right to be in those markets with Honeywell all through calendar year 2015. As a result, we have this time period to make the smoothest transition we can. It won’t be easy, in fact, but as we do, we’ll have more visibility to your question, which is how well compensated for what we gave up. My short answer would be, it just makes a lot of sense because the size of the business that was given up was relatively small, and you know the size of the payment compared to those profits was a multiple of that, so we’ve got some cushion in there.

Operator

And that concludes today’s question-and-answer session. At this time, I’d like to turn the conference back to Julien Mininberg for any additional or closing remarks.

Julien Mininberg - Helen of Troy Limited - CEO

Well, all I wanted to say was thank you. Thanks for joining us here today. We really appreciate the continued interest and the support for Helen of Troy. We’re very pleased with the quarter we had, and that said, we’re hard at work to speak with you again on our fourth-quarter call in April, if we don’t talk to you before that. Thank you very much. I hope everyone has a wonderful evening.

Operator

This does conclude today’s conference. We thank you for your participation. You may now disconnect.